                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D. C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                            HUNTWAY REFINING COMPANY
                                (NAME OF ISSUER)



                                  COMMON STOCK
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    447309105
                                 --------------
                                 (CUSIP NUMBER)


                                    12/31/99
                                  -----------
                                     (DATE)


        CHECK THE FOLLOWING BOX IF FEE IS BEING PAID WITH THIS STATEMENT


              -----------------------------------------------------

CUSIP NO. 447309105
--------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No. 31-0738296
         S.S. or I.R.S. Identification Nos. of      BANK ONE CORPORATION
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
         (See Instructions)                       ----------------------
                                               (b)          X
                                                  ----------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    Delaware
--------------------------------------------------------------------------------

Number of Shares          (5)  Sole Voting Power                            0
Beneficially                                                  ------------------
Owned by                  (6)  Shared Voting Power                          0
Each Reporting                                                ------------------
Person with               (7)  Sole Dispositive Power                       0
                                                              ------------------
                          (8)  Shared Dispositive Power                     0
                                                              ------------------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person

         None except indirectly through one or more subsidiaries as reported herein. See Item 4.
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              ------------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                             CO HC
                                                              ------------------

CUSIP NO. 447309105

--------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No. 74-1986485
         S.S. or I.R.S. Identification Nos. of      Reprise Holdings, Inc.
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
         (See Instructions)                       ----------------------
                                               (b)          X
                                                  ----------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    Texas
--------------------------------------------------------------------------------

Number of Shares          (5)  Sole Voting Power             147,313 See Item 4.
Beneficially                                                  ------------------
Owned by                  (6)  Shared Voting Power                          0
Each Reporting                                                ------------------
Person with               (7)  Sole Dispositive Power        147,313 See Item 4.
                                                              ------------------
                          (8)  Shared Dispositive Power                     0
                                                              ------------------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially               147,313 shares. See Item 4.
         Owned by Each Reporting Person

--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              1.0%
                                                              ------------------
12)      Type of Reporting Person
         (See Instructions)                                                CO
                                                              ------------------
--------------------------------------------------------------------------------

CUSIP NO. 447309105

--------------------------------------------------------------------------------

1)       Names of Reporting Persons         I.R.S. No. 36-2464372
         S.S. or I.R.S. Identification Nos. of First Chicago Equity Corporation Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
         (See Instructions)                       ----------------------
                                               (b)          X
                                                  ----------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    ILLINOIS
--------------------------------------------------------------------------------

Number of Shares          (5)  Sole Voting Power           5,320,518 See Item 4.
Beneficially                                                  ------------------
Owned by                  (6)  Shared Voting Power                          0
Each Reporting                                                ------------------
Person with               (7)  Sole Dispositive Power      5,320,518 See Item 4.
                                                              ------------------
                          (8)  Shared Dispositive Power                     0
                                                              ------------------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially             5,320,518 shares. See Item 4.
         Owned by Each Reporting Person
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                             35.5%
                                                              ------------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                                CO
                                                              ------------------

CUSIP NO. 447309105

--------------------------------------------------------------------------------

1)       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of    Banc One Financial Corporation
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
         (See Instructions)                       ----------------------
                                               (b)          X
                                                  ----------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    Delaware
--------------------------------------------------------------------------------

Number of Shares          (5)  Sole Voting Power                            0
Beneficially                                                  ------------------
Owned by                  (6)  Shared Voting Power                          0
Each Reporting                                                ------------------
Person with               (7)  Sole Dispositive Power                       0
                                                              ------------------
                          (8)  Shared Dispositive Power                     0
                                                              ------------------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person

         None except indirectly through one or more subsidiaries as reported herein. See Item 4.
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              ------------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                                CO
                                                              ------------------

CUSIP NO. 447309105

--------------------------------------------------------------------------------

1)       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of      Banc One Capital Corporation
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                     (a)
         (See Instructions)                       ----------------------
                                               (b)          X
                                                  ----------------------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    Delaware
--------------------------------------------------------------------------------

Number of Shares          (5)  Sole Voting Power                            0
Beneficially                                                  ------------------
Owned by                  (6)  Shared Voting Power                          0
Each Reporting                                                ------------------
Person with               (7)  Sole Dispositive Power                       0
                                                              ------------------
                          (8)  Shared Dispositive Power                     0
                                                              ------------------

--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person
         None except indirectly through one or more subsidiaries as reported herein. See Item 4.
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                              0.0%
                                                              ------------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                                CO
                                                              ------------------

SCHEDULE 13G Amendment No. 1

Item 1(a)  Name of Issuer:    Huntway Refining Company (the "Company")
                             -----------------------------------------

Item 1(b)  Address of Issuer's principal executive
            offices:                                   25129 The Old Orchard Rd.
                                                     ---------------------------
                                                       Newhall, California 91381

Item 2(a)-(c)

Name of Person Filing               Address                Place of Organization
---------------------               -------                ---------------------

Reprise Holdings, Inc.              Three First National Plaza     Texas
                                    Suite 1330
                                    Chicago, IL 60670

First Chicago Equity Corporation    1 Bank One Plaza               Illinois
("FCEC")*                           Chicago, IL 60670

BANK ONE CORPORATION                1 Bank One  Plaza              Delaware
("ONE")*                            Chicago, IL 60670

Banc One Financial Corp.            1 Bank One Plaza               Delaware
("BOFC")*                           Chicago, IL 60670

Banc One Capital Corp.              1 Bank One Plaza               Delaware
("BOCC")*                           Chicago, IL 60670

* BANK ONE CORPORATION ("ONE") is filing this statement on behalf of itself and its wholly-owned subsidiaries, First Chicago Equity Corporation, Banc One Financial Corporation and Banc One Capital Corporation. The agreement of ONE, BOFC, BOCC and FCEC to file joint disclosure statements on Schedule 13G is filed in Exhibit A hereto.

Item 2(d)   Title of class of securities:    Common Stock (the "Common")
                                             -----------------------------
Item 2(e)   CUSIP No.:                       447309105
                                             -----------------------------

Item 3.  Type of filing person:  N/A

Item 4.  Ownership

(a)-(c) See items 5 through 9 on the previous pages of this report. Of the 5,320,518 shares of Common reported as beneficially owned by FCEC, only 5,173,205 shares (34.5%) are held directly by FCEC. Reprise Holdings, Inc. ("Reprise") serves as the general partner for two partnerships which in the aggregate beneficially own the remaining 147,313 shares. FCEC as the major stockholder of Reprise may be deemed to control Reprise. ONE may be deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of FCEC. BOFC may be deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of FCEC. BOCC may be deemed to beneficially own the shares of Common which are held directly or indirectly by FCEC solely through its ownership of BOFC.

Item 5.  Ownership of 5 percent or less of a Class.                          N/A
                                                                      ----------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.       N/A
                                                                      ----------

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
           Security Being Reported on By the Parent Holding Company.         N/A
                                                                      ----------

Item 8.  Identification and Classification of Members of the Group.          N/A
                                                                      ----------

Item 9.  Notice of Dissolution of Group.                                     N/A
                                                                      ----------

Item 10. Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:                February 9, 2000
                   ------------------------

                                         BANK ONE CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Treasurer

                                         BANC ONE FINANCIAL CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Assistant Treasurer

                                         FIRST CHICAGO EQUITY CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Treasurer

                                         BANK ONE CAPITAL CORPORATION


                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Assistant Treasurer

                                         REPRISE HOLDINGS, INC.

                                         By: /s/ Gary J. Little
                                         Name: Gary J. Little
                                         Title: Vice President

                                    EXHIBIT A

                                    AGREEMENT

     The undersigned hereby agree, pursuant to Section 240.13d-1(f)(1), that the statement on Schedule 13G (including all amendments thereto) to which this Agreement is attached is to be filed on behalf of each of the undersigned and that BANK ONE CORPORATION may file a Schedule 13G under the Securities Exchange Act of 1934, as amended, and all amendments to such Schedule, with respect to the Common Stock of Huntway Refining Company.

Dated:  February 9, 2000

                                         BANK ONE CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Treasurer

                                         BANC ONE FINANCIAL CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Assistant Treasurer

                                         FIRST CHICAGO EQUITY CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Treasurer

                                         BANC ONE CAPITAL CORPORATION

                                         By: /s/ M. Eileen Kennedy
                                         Name:  M. Eileen Kennedy
                                         Title:  Assistant Treasurer